Exhibit 107

Calculation of Filing Fee Tables

Form S-3

…………..

(Form Type)

Symbotic Inc.

(Exact name of registrant as specified in its certificate of incorporation)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(o)	(2)	(2)	(2)	—	—

	Equity	Preferred Stock, par value $0.0001 per share	457(o)	(2)	(2)	(2)	—	—

	Debt	Debt Securities	457(o)	(2)	(2)	(2)	—	—

	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	(2)	(2)	$1,000,000,000.00 (3)	0.00011020	$110,200.00

Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c); 457(a)	548,565,597	(4)	$8,074,885,597.08 (4)	—	$748,541.89 (4)

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$9,074,885,597.08		$858,741.89

	Total Fees Previously Paid							$748,541.89

	Total Fee Offsets							0

	Net Fee Due							$110,200.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2) An unspecified aggregate initial offering price and number or amount of the securities of each identified class of securities is being registered for possible offering in primary or secondary offerings from time to time at indeterminate prices. The proposed maximum offering price per security will be determined from time to time by the registrants in connection with, and at the time of, offering by the registrants of the securities registered hereby. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3) Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued by the registrant to be offered by the registrant pursuant to this registration statement will not exceed $1,000,000,000. Calculated in accordance with Rule 457(o) under the Securities Act.

(4) This registration statement was initially filed with the Securities and Exchange Commission on August 1, 2022 as a Registration Statement on Form S-1 (File No. 333-265906), as amended, registering 554,976,655 shares of Class A Common Stock (the “Form S-1”), at which time a filing fee based on a bona fide estimate of the maximum offering price, computed in accordance with Rule 457 under the Securities Act, was paid. In connection with the filing of the Form S-1, the proposed maximum offering price per unit was estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Class A Common Stock on June 24, 2022 or July 15, 2022, as applicable, on the Nasdaq Global Market.